Exhibit 23(b)

Analysis, Research & Planning Corporation's Consent

Regarding the Registration Statement on Form S-8 for The Dow Chemical Company 1988 Award & Option Plan (the "Registration Statement"), Analysis, Research & Planning Corporation ("ARPC") hereby consents to the incorporation by reference in the Registration Statement of the use of ARPC's name and the reference to ARPC's reports appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2006 and the Quarterly Reports on Form 10-Q of The Dow Chemical Company for the quarters ended March 31, 2007 and June 30, 2007.

/S/ B. THOMAS FLORENCE

B. Thomas Florence

President

Analysis, Research & Planning Corporation

July 31, 2007